As filed with the Securities and Exchange Commission on December 9, 2010
     Registration No. 333-108247

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADC Telecommunications, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0743912
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
13625 Technology Drive
Eden Prairie, Minnesota 55344
(952) 938-8080
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)

Harold G. Barksdale	Copy to:
Vice President and Secretary	Amy L. Schneider, Esq.
ADC Telecommunications, Inc.	Dorsey & Whitney LLP
13625 Technology Drive	50 South Sixth Street, Suite 1500
Eden Prairie, Minnesota 55344	Minneapolis, Minnesota 55402
(952) 938-8080	(612) 340-2600
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          On August 26, 2003, ADC Telecommunications, Inc. (the “Company”) filed a Form S-3 Registration Statement (File No. 333-108247) (the “Registration Statement”) with the U.S. Securities and Exchange Commission. The Registration Statement registered $200,000,000 1.00% Convertible Subordinated Notes due 2008 (the “2008 Notes”), $200,000,000 Floating Rate Convertible Subordinated Notes due 2013 (the “2013 Notes”) and 99,676,052 shares of the Company’s common stock, par value $0.20 per share (the “Common Stock” and, collectively with the 2008 Notes and the 2013 Notes, the “Securities”), to be issued upon conversion of the 2008 Notes and the 2013 Notes. On October 7, 2003, the Company filed a post-effective amendment to the Registration Statement on Form S-3. On January 25, 2005, the Company filed a post-effective amendment to the Registration Statement on Form S-1 when the Company became ineligible to use a Form S-3 Registration Statement.
          On December 9, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 12, 2010 and amended as of July 24, 2010, among Tyco Electronics Ltd. (“Parent”), Parent’s wholly owned subsidiary, Tyco Electronics Minnesota, Inc. (“Purchaser”), and the Company, Purchaser was merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s Common Stock is being delisted from The NASDAQ Stock Market LLC and deregistered under the Securities Exchange Act of 1934, as amended.
          In accordance with the undertaking in Part II of the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K), the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to remove from registration the Securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 9, 2010.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ Steven G. Nemitz
Steven G. Nemitz
Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the indicated capacities on December 9, 2010.

Signature	Title

*	President

Alan Clarke	(principal executive officer)

*	Vice President, Assistant Treasurer and Director

Mario Calastri	(principal financial officer)

/s/ Steven G. Nemitz	Vice President and Controller

Steven G. Nemitz	(principal accounting officer)

*	Director

Harold G. Barksdale

*	Director

Richard J. Suminski

*By:	/s/ Steven G. Nemitz
Steven G. Nemitz
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

24.1	Power of Attorney